Investor Relations Contact:
Marc Tanenberg, CFO
APAC Customer Services, Inc.
847-282-6904

FOR RELEASE July 27, 2005 after Market Close

APAC Customer Services, Inc. Announces Second Quarter 2005 Results and Plans to Achieve
Profitability

•	Accelerated Shift to Customer Care Focus

•	Closing of Sites to Improve Utilization

•	Rationalization of Cost Structure

Deerfield, Ill., July 27, 2005 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported financial results for its second quarter ended July 3, 2005. The Company also announced plans to exit virtually all of its outbound customer acquisition business, restructure operations and focus resources on profitable client relationships in a limited number of key industries. Management believes this strategic realignment will improve near-term financial performance and position the Company for long-term growth and profitability.

For the second quarter, the Company reported a net loss of $5 million, or $.10 per share, on revenue of $58.2 million. Revenue and margins declined from prior periods driven largely by further reductions in campaign-driven outbound customer acquisition business resulting in significant underutilized capacity and excess overhead. Net cash provided by operating activities was $4.5 million during the quarter due to improvements in receivable collections which allowed the Company to reduce debt and fund $2.7 million of capital expenditures.

Moving forward, the Company will focus on its customer care business where it provides value-added services. The Company expects to exit its non-strategic and unprofitable client relationships, discontinue certain services and dramatically realign its cost structure over the balance of this year. Revenue associated with the business the Company plans to exit was approximately $14.3 million for the second quarter. The Company is committed to work closely with affected clients to provide an orderly transition of discontinued business.

The Company expects to incur $10-$15 million in restructuring charges as it closes more than half of its Customer Interaction Centers and eliminates 400 salaried positions which will generate almost $40 million of annualized cost savings. Combined with other operational improvements, these measures are expected to restore the Company to positive free cash flow before restructuring charges in the fourth quarter of 2005.

Bob Keller, APAC Customer Services’ CEO, commented, “I’ve said consistently since I arrived that the Company’s success depends on its ability to deliver high quality in the value-added customer care segment of our industry. We’ve worked very hard to strengthen performance and relationships with our core clients and to add new clients with similar characteristics. We’ve demonstrated over the past year that we can win in the industries that mean the most to us.

“We believe a strong base of customer care clients and our new business pipeline positions us to accelerate our departure from other services. The changes we are making are dramatic, but we will be a stronger and more focused company almost immediately. By exiting the commoditized portion of our business, we can devote our full resources toward growing our value-added business and maximizing shareholder returns.

“To that end, we expect to improve our operating margins sequentially from this past quarter, restore positive free cash flow before restructuring charges in the fourth quarter of 2005 and return to profitability by the first quarter of 2006.”

The Company also announced that it entered into an amendment to its credit facility with LaSalle Bank that will facilitate the strategic realignment.

Senior management of the Company will hold a conference call to discuss its strategic realignment and financial results at 10:00 a.m. CDT Thursday, July 28th.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CDT on Thursday, August 4, 2005 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 7308645.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care solutions for market leaders in healthcare, publishing, business services, financial services, communications, travel and hospitality and insurance. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the expected benefits of the Company’s strategic realignment and future financial and operating results. Forward looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from historical results or those expressed or implied in the forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management. The Company intends its forward looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ from historical results or those expressed or implied in the forward-looking statements: reliance by the Company on a small number of principal clients for a substantial portion of its total revenue; changes in or events affecting the business of the Company’s clients; fluctuations in quarterly results of operations due to the timing of clients’ initiation and termination of large programs; the ability of the Company’s clients to terminate contracts on relatively short notice; the reaction of the Company’s clients and employees to the announcement of its exit of non-strategic and unprofitable client relationships, the closing of Customer Interaction Centers and the reduction in the number of employees; and the Company’s ability to successfully manage the costs and expenses associated with these activities and generate sufficient cash flow from operations during the transition.

Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended January 2, 2005, filed with the SEC and available on its website at http://www.sec.gov.

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